Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SIEMENS ENERGY, INC.,

DYNAMO ACQUISITION CORPORATION,

and

DRESSER-RAND GROUP INC.

Dated as of September 21, 2014

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ii

EXHIBITS

Exhibit A – Certificate of Incorporation

Exhibit B – By-Laws

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AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2014 (the “Agreement”), is by and among SIEMENS ENERGY, INC., a Delaware corporation (“Parent”), DYNAMO ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and DRESSER-RAND GROUP INC. , a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1           The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2           Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3           Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4           Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5           Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be “Dresser-Rand Group Inc.” and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the By-laws of the Surviving Corporation shall be amended so as to read in their entirety as the By-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Dresser-Rand Group Inc.”.

Section 1.6           Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7           Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1           Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

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(a)          Conversion of Company Common Stock. Each share of Common Stock, par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), together with the related Right (as defined in the Rights Plan) issued pursuant to the Rights Plan,, other than (i) Shares to be cancelled or recapitalized pursuant to Section 2.1(b), (ii) Dissenting Shares (as hereinafter defined), and (iii) Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards (as hereinafter defined) shall be converted automatically into and shall thereafter represent the right to receive $83.00 plus the Additional Per Share Consideration (as hereinafter defined), if any, in cash without interest (the “Merger Consideration”), subject to any required Tax withholding as provided in Section 2.2(b)(iii). The “Additional Per Share Consideration” shall mean: (x) if the Effective Time shall occur on or after March 1, 2015 (the “Additional Consideration Date”), an amount per share equal to fifty-five cents ($0.55) multiplied by the number of months from the month in which the Additional Consideration Date occurs to (and including) the month in which Closing occurs; or (y) if the Effective Time shall occur on or prior to the Additional Consideration Date, zero dollars and zero cents ($0). By way of example, if the Closing were to occur on March 1, 2015 (or at any time after such date but on or prior to March 31, 2015), the Additional Per Share Consideration shall be Fifty-Five Cents ($0.55) and the Merger Consideration shall be $83.55, and if the Closing were to occur on April 1, 2015 (or at any time after such date but on or prior to April 30, 2015), the Additional Per Share Consideration shall be One Dollar and Ten Cents ($1.10) and the Merger Consideration shall be $84.10. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b)          Parent, Merger Sub and Subsidiary-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties (other than Shares held by any “rabbi trust” or similar arrangement in respect of any compensation plan or arrangement, which will be treated the same as shares held directly by a party)) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Share that is owned by a Subsidiary of the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties) shall be converted into that number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation immediately after the Effective Time as the value of such Share bore to the aggregate value of all outstanding Shares immediately prior to the Effective Time.

(c)          Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, together with the shares of common stock referred to above, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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(d)          Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL, it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(a), without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares (and of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to such demand) and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or compromise rights with respect to any such demands.

(e)          Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, any stock dividend or stock distribution or other similar transaction (including any exercise of Rights (as defined in the Rights Plan)) is declared with a record date during such period, excluding in each case any transaction not in violation of Section 5.1(a), the Merger Consideration shall be equitably adjusted to reflect such change such that the aggregate payments required to be made by Parent in respect of the Merger Consideration shall not be increased, including as a result of the adoption of the Rights Plan or the issuance of the Rights by the Company as contemplated by Section 3.20 and Section 5.15.

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Section 2.2           Exchange of Certificates

(a)          Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved (such approval not to be unreasonably withheld) in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of the Shares (other than the Cancelled Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Option and Stock-Based Compensation will not be deposited with the Paying Agent and will be paid in accordance with Section 5.5.

(b)          Payment Procedures.

(i)          As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and otherwise shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)         Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, subject to all required Tax withholding as provided in Section 2.2(b)(iii). No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event that any transfer or other similar Taxes become payable by reason of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or otherwise because of the payment of the Merger Consideration in any name other than that of the registered holder, a check for any cash to be paid upon due surrender of the Certificate may be paid with respect to such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any such Taxes (as hereinafter defined) have been paid or are not applicable.

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(iii)        Each of the Paying Agent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c)          Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are validly presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article II.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)          No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)          Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and (ii) any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration. Any amounts in the Exchange Fund in excess of the amount required to make prompt cash payment of the aggregate Merger Consideration in accordance with this Agreement shall promptly be paid to Parent (or such other person as Parent may designate).

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(g)          Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent may reasonably direct as indemnity against any claim that may be made against the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any Tax withholding as provided in Section 2.2(b)(iii)) of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as hereinafter defined) filed on or after January 1, 2012 and prior to the date hereof (excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1           Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is (x) a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize that concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (y) qualified to do business and is in good standing (with respect to jurisdictions which recognize that concept) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, conditions, developments, circumstances, occurrences, events or changes having a “Company Material Adverse Effect” means such facts, conditions, developments, circumstances, occurrences, events or changes that, individually or in the aggregate with any other facts, conditions, developments, circumstances, occurrences, events or changes, are or would reasonably be expected to be materially adverse to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, but shall not include (a) facts, conditions, developments, circumstances, occurrences, events or changes resulting from (i) changes in general economic or political conditions, (ii) changes in the securities, credit or financial markets, (iii) general changes or developments in the industries in which the Company and its Subsidiaries operate, (iv) changes or proposed changes in Laws or regulations (or interpretations thereof), (v) the announcement of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated hereby, (vi) the identity of Parent or any of its affiliates as the acquiror of the Company, (vii) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, (viii) any acts of terrorism or war, (ix) changes in generally accepted accounting principles or the interpretation thereof, or (x) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, except, in the case of the foregoing clauses (i), (ii) or (iii) to the extent such acts, conditions, developments, circumstances, occurrences, events or changes referred to therein are not otherwise excluded from the definition hereof and have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which the Company and its Subsidiaries conduct their businesses after taking into account the size of the Company relative to such other companies, or (b) any decline in the stock price of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered in determining whether there is or has been a Company Material Adverse Effect). The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended through the date hereof.

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Section 3.2           Capital Stock

(a)          The authorized capital stock of the Company consists of two hundred and fifty million (250,000,000) shares of Company Common Stock and ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on September 19, 2014: (i) 76,632,591 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) 3,455,429 shares of Company Common Stock were reserved for issuance pursuant to the Stock Incentive Plan, the 2005 Stock Incentive Plan, the 2005 Directors Stock Incentive Plan and the 2008 Stock Incentive Plan (the “2008 Company Stock Plan”), including any subplans thereunder (collectively, the “Company Stock Plans”), of which (A) 1,578,293 shares of Company Common Stock were subject to outstanding Company Stock Options (including awards subject to outstanding stock appreciation rights), (B) no shares of restricted stock were outstanding under the Company Stock Plans, (C) 644,025 awards of time-based restricted share units were outstanding under the Company Stock Plans (including awards subject to outstanding phantom stock), and (D) 181,915 awards of performance-based restricted share units were outstanding under the Company Stock Plans (collectively, the “Company Equity Awards”); and (iii) no shares of Company Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b)          The Company has made available to Parent a complete and correct list, as of the date hereof, of all outstanding Company Equity Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award is intended to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, if any, (vi) the vesting schedule (including any accelerated vesting provisions) and any applicable performance goals, (vii) the number of unvested and vested shares subject to each such award, and (viii) the expiration date of each such award.

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(c)          Except as set forth in Section 3.2(a), and except for the Company Equity Awards as of the date hereof, as of September 19, 2014, and except for the rights issued pursuant to the Rights Plan as contemplated by Sections 3.20 and 5.15, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after September 19, 2014, which were reserved for issuance as of September 19, 2014 as set forth in Section 3.2(a)(ii) and issued in accordance with the 2008 Company Stock Plan and, if issued after the date of this Agreement, Section 5.1(b)(vi), and there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party or is bound by obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. Neither the Company nor any of its Subsidiaries has granted registration rights to any person.

(d)          Except for Company Equity Awards to acquire or receive shares of Company Common Stock under the Company Stock Plans, (i) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, and (ii) neither the Company nor any of its Subsidiaries has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

(e)          There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3           Corporate Authority Relative to This Agreement; No Violation.

(a)          The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting (as hereinafter defined). Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. The Company does not have any “poison pills”, stockholder rights plans or agreements, or similar rights, except upon its adoption of the Rights Plan contemplated by Sections 3.20 and 5.15.

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(b)          The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) any applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions, (iii) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement (as hereinafter defined), (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) filings with the Governmental Entities set forth on Section 3.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky Laws, and (vii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification (A) the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger or (B) that arises in connection with the financing of the Merger and the transactions contemplated hereby or in connection with facts and circumstances relating specifically to Parent or its affiliates. As used herein, “Governmental Entity” shall mean any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, including the Committee on Foreign Investment in the United States (“CFIUS”), the United States Department of Energy, the United States Department of Justice and the United States Department of Defense.

(c)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) assuming compliance with the matters referenced in Section 3.3(b), result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, deeds of trust, encumbrances, pledges, security interests, equities or charges or other liens of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment (x) not yet due, or (y) being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet) or (D) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clause (i) with respect to Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect and other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that arises in connection with the financing of the Merger and the transactions contemplated hereby or in connection with facts and circumstances relating to Parent or its affiliates.

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Section 3.4           Reports and Financial Statements.

(a)          The Company has filed or furnished on a timely basis, and will file or furnish on a timely basis, all forms, documents and reports required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2013 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, or in the case of Company SEC Documents to be filed after the date hereof, will comply, in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, or, in the case of Company SEC Documents to be filed after the date hereof, will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Each of the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly presents or, in the case of Company SEC Documents to be filed after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

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Section 3.5           Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.

Section 3.6           No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents, (b) as arising in connection with the transactions contemplated hereby or in connection with obligations under existing contracts or applicable Law, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2013 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7           Compliance with Law; Permits.

(a)          The Company and each of the Company’s Subsidiaries are, and since January 1, 2012 has been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referred in Sections 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matter is addressed by other sections of this Agreement.

(b)          The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders issued by any Governmental Entity (collectively, “Permits”) necessary for the Company and the Company’s Subsidiaries to lawfully own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.8           Environmental Laws and Regulations.

(a)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect,

(i)          the Company and its Subsidiaries have conducted their respective businesses in compliance with, and have no liabilities arising under, all applicable Environmental Laws (as hereinafter defined);

(ii)         none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance (as hereinafter defined) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;

(iii)        since January 1, 2012 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses

(iv)         no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries; and

(v)          neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

It is agreed and understood that, no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than in this Section 3.8.

(b)          As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or human health, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c)          As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

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Section 3.9           Employee Benefit Plans.

(a)          Section 3.9(a)(i) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, commission, deferred compensation, vacation, stock purchase, stock option or other equity or equity-based compensation, retirement, pension, excess benefit, supplemental retirement, severance, employment, consulting, change of control, retention, health or welfare, fringe benefit or similar plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability (whether fixed or contingent); provided, however, that Company Benefit Plans shall not include any Company Foreign Plan. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract. Section 3.9(a)(ii) of the Company Disclosure Schedule lists all material Company Foreign Plans. No representation or warranty is made in respect of employee benefits matters in any Section of this Agreement other than in this Section 3.9.

(b)          The Company has heretofore made available to Parent true and complete copies of each material Company Benefit Plan and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three (3) most recent annual reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan; and (iv) the most recent actuarial reports and financial statements (if applicable).

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(c)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s knowledge, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate thereof that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate thereof of incurring a liability thereunder; (iv) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; and (ix) all Company Foreign Plans (A) have been operated and maintained in accordance with their terms and all applicable Laws and other requirements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (C) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. In addition, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries (or any dependents of the foregoing) beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law; (II) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) set forth on Section 3.9(c) of the Company Disclosure Schedule, or (III) pursuant to any employment agreement, severance plan, change in control plan or similar plan or arrangement provided to Parent.

(d)          Section 3.9(d) to the Company Disclosure Schedule sets forth a list of each Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of the Code or Section 412 of ERISA (each, a “Pension Plan”) and each Company Benefit Plan that is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”). No Company Benefit Plan is, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has any direct or contingent liability with respect to any (i) single employer pension plan subject to Title IV of ERISA, Section 302 of the Code or Section 412 of ERISA; (ii) multiemployer pension plan (as defined in Section 3(37) of ERISA); (iii) pension plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA.

(e)          With respect to each Pension Plan, except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for non-delinquent premiums); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the knowledge of the Company, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last two (2) years; and (vi) no Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

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(f)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no Multiemployer Plan is insolvent or in reorganization; (ii) no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), (iii) neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability (whether fixed or contingent) to or on account of a Company Benefit Plan pursuant to Section 436(f) of the Code, or to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability with respect to any Multiemployer Plan, (iv) no Lien imposed under the Code or ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate thereof exists or is likely to arise on account of any Multiemployer Plan, and (v) the Company, its Subsidiaries and each of their respective ERISA Affiliates have made all required contributions and is not delinquent in any contributions to any Multiemployer Plan.

(g)          The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (whether contingent or otherwise), (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by the Company or any Subsidiary thereof as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(h)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event or occurrence (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law). Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which any member of the Company Group is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up, payment to any Person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 3.10         Absence of Certain Changes or Events.

(a)          From December 31, 2013 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in a manner consistent with past practice, and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

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(b)          Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11         Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which would have, individually or in the aggregate, a Company Material Adverse Effect, (b) there are no actions, suits, arbitration, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) by or against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties or businesses at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12         Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein

Section 3.13         Tax Matters

(a)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable, except, in the case of clause (i) or clause (ii) hereof, with respect to matters for which adequate reserves have been established, in accordance with GAAP, in the Company’s financial statements included in the Company SEC Documents, (iii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return, (iv) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal income Taxes or U.S. federal income Tax matters, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than an agreement the only parties of which are the Company and/or its Subsidiaries, and (viii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

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(b)          As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than Section 3.9 and this Section 3.13.

Section 3.14         Labor Matters.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each collective bargaining agreement to which the Company or any of its Subsidiaries is bound and which covers any U.S. employees of the Company or any of its Subsidiaries. The Company has provided Parent with true and complete copies of each collective bargaining agreement to which the Company or any of its Subsidiaries is bound and which covers any non-U.S. employees of the Company or any of its Subsidiaries. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such strikes, lockouts, slowdowns or work stoppages during the past three years; and (iii) there is no union organizing effort pending or threatened with respect to the Company or any of its Subsidiaries.

(b)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws concerning employment, employment practices and terms and conditions of employment, including, without limitation, equal employment opportunities, classification or service providers as employees or independent contractors, and payment of wages; and (ii) there are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to knowledge of the Company, threatened by or on behalf of any employees of the Company or its Subsidiaries.

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(c)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor its Subsidiaries has engaged in a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) in the past year, or any similar action which would require notice under the WARN Act or any state Law of similar effect.

Section 3.15         Intellectual Property.

(a)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise have the rights to use, all material United States and foreign: (i) trademarks, trade names, service marks, service names, assumed names, Internet domain names, and other source identifiers, together with the goodwill associated therewith, (ii) registered and unregistered copyrights, and other rights in works of authorship, (iii) patents and substantial equivalents thereto used in their respective businesses as currently conducted, (iv) all trade secrets, know-how and confidential or other proprietary information, and (v) all applications, registrations and permits related to any of the foregoing clauses (i) through (iv) (collectively, the “Intellectual Property”).

(b)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims by any person with respect to the ownership, validity, enforceability, infringement or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person.

(c)          Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          with respect to each item of material Intellectual Property owned by Company or one of its Subsidiaries (collectively, the “Company Intellectual Property”): (A) the Company is the sole and exclusive owner of it free and clear of all Liens other than Permitted Liens, (B) the Company has taken commercially reasonable actions to safeguard and maintain it (including its confidentiality and value) consistent with practices that are customary in the Company’s industry; and (C) it is subsisting, valid and enforceable; and

(ii)         to the knowledge of the Company, there has been no material unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information owned, licensed or otherwise held by the Company.

Section 3.16         Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Zaoui & Co LLP and Morgan Stanley & Co. LLC, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

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Section 3.17         Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Article IV, the affirmative vote of holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.18         Material Contracts

(a)          Except for this Agreement, the Company Benefit Plans, the Company Foreign Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type described in the preceding sentence of this Section 3.18(a) and the following contracts, which are identified on Section 3.18(a) of the Company Disclosure Schedule, are being referred to herein as “Company Material Contracts”: Contracts that (i) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (ii) would require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement, (iii) is a material contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Parent or its Subsidiaries, including the Company and its Subsidiaries, (iv) prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights, or (v) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, in each case, that would result in a material effect after the Effective Time on Parent and its Subsidiaries, taken as a whole.

(b)          Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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Section 3.19         Finders or Brokers. Except for Morgan Stanley & Co. LLC and Zaoui & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 3.20         Rights Plan. The Company has adopted a stockholder rights plan in the form made available to Parent and its counsel as of the date of this Agreement and with only such changes as reasonably requested by the rights agent and that would not adversely impact Parent or its Subsidiaries or affiliates (the “Rights Plan”).

Section 3.21         Anti-Corruption Compliance

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(a)          Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, or any similar anti-corruption Law (collectively, “Anti-corruption Laws”).

(b)          Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a person in his or her official capacity; (ii) for the purpose of improperly inducing a person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any person; or (iii) where such action would violate any Anti-corruption Laws. For purposes of this Section 3.20, “Public Official” means: (A) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (B) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (C) any officer, employee or representative of any public international organization; (D) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (F) any political party, party official or candidate for political office.

(c)          No Public Official has any beneficial ownership in the Company or any of its Subsidiaries, except for ownerships of publicly traded securities of the Company.

(d)          The Company is not aware of any known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Entity, or threatened or pending litigation relating to Anti-corruption Laws, involving the Company, any of its Subsidiaries, or any person acting on behalf of the Company or any of its Subsidiaries.

(e)          The Company and its Subsidiaries have been subject to an anti-corruption compliance program designed to achieve compliance with Anti-corruption Laws.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1           Qualification; Organization, Subsidiaries, etc.Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2           Corporate Authority Relative to This Agreement; No Violation.

(a)          Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

(b)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings with and approvals from the Governmental Entities set forth on Section 4.2(b) of the Parent Disclosure Schedule, (v) compliance with any applicable foreign or state securities or blue sky Laws, and (vi) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Schedule (clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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(c)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the consummation by Parent and Merger Sub of the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clause (i) in the case of Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3           Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4           Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5           Available Funds. Parent and Merger Sub have available, and will have available at the Effective Time, all funds necessary for the payment of the Merger Consideration and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

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Section 4.6           Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7           No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.8           Finders or Brokers. Except for Goldman Sachs & Co., Lazard Freres & Co. and Deutsche Bank AG, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9           Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2013 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, other than (a) securities of the Company that are held solely for purposes of pension and other benefit plans by a trustee over which Parent does not actively control day-to-day investments and (b) ten thousand (10,000) shares of common stock of the Company owned and controlled by Siemens AG. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10         No Additional Representations.

(a)          Parent acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

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(b)          Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties made by the Company in this Agreement, neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, but subject to and without limiting any rights with respect to the representations and warranties made by the Company in this Agreement, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1           Conduct of Business by the Company and Parent.

(a)          From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the New York Stock Exchange, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, including the adoption of the Rights Plan in accordance with Section 5.15, (iv) in connection with the transaction identified in Item 7 of Section 5.1 of the Company Disclosure Schedule, or (v) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business.

(b)          Subject to the exceptions contained in clauses (i) through (v) of Section 5.1(a) and subject to Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i)          shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii)         shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

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(iii)        shall not, and shall not permit any of its Subsidiaries to hire or terminate any director or executive officer of the Company or any of its Subsidiaries (other than in the ordinary course of business and any terminations for cause or, for the avoidance of doubt, any transfers to or among the Company or any of its Subsidiaries);

(iv)         except as required by existing written agreements, the Company Benefit Plans or the Company Foreign Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business or as may be required by contract, increase or agree to increase the compensation or other benefits payable or provided to the Company’s directors, or officers (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to replace an agreement with a departing employee on substantially similar terms to the agreement being replaced, or (2) for employment agreements entered into in the ordinary course of business (3) for severance agreements entered into with non-officer employees in the ordinary course of business in connection with terminations of employment which do not impose obligations on the Company or its Subsidiaries), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

(v)          shall not, and shall not permit any of its Subsidiaries to, change financial accounting methods, policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi)         except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards (each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of Shares pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule up to a maximum of Thirty-Three Million Dollars ($33,000,000) in equity compensation awards per annum and (D) the acquisition of Shares from a holder of Company Stock Option or Company Stock-Based Award in satisfaction of Tax withholding obligations or in payment of the exercise price;

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(vii)        shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organizational documents other than immaterial amendments to applicable organizational documents of the Company’s Subsidiaries or as required by applicable Law;

(viii)      except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix)         shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on customary commercial terms that are not materially less favorable in the aggregate than the current terms of such indebtedness (including in respect of prepayment penalties), other than the issuance of new or replacement public bonds, notes or similar instruments, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Company’s existing credit facility, but excluding the issuance of new commercial paper, bonds, notes or similar instruments by the Company; and (E) the issuance of letters of credit in the ordinary course of business;

(x)          except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, including the capital stock of Subsidiaries, other than in transactions in the ordinary course of business or involving less than One Hundred Million Dollars ($100,000,000) in the aggregate and except pursuant to existing agreements in effect prior to the execution of this Agreement that have been disclosed to Parent;

(xi)         shall not, and shall not permit any of its Subsidiaries to: (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or assets of any person, in each case, other than (x) in transactions involving less than Fifty Million Dollars ($50,000,000) in the aggregate, (y) pursuant to existing agreements in effect prior to the execution of this Agreement that have been disclosed to Parent or (z) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, in the case of clause (z), to the extent such transactions do not give rise to costs or other adverse consequences to the Company, Parent or their respective Subsidiaries or affiliates that are material (it being understood and agreed that nothing in this Section 5.1 shall prohibit the Company from forming new Subsidiaries in the ordinary course of business);

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(xii)        except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not purchase or acquire or lease (as tenant/subtenant) any properties or assets of a third party, other than in transactions in the ordinary course of business consistent with past practice and at fair market value or involving less than Seventy Five Million Dollars ($75,000,000) in the aggregate and except pursuant to existing agreements in effect prior to the execution of this Agreement;

(xiii)      shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice;

(xiv)        shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice (including in connection with the expiration or renewal of any such Company Material Contracts);

(xv)         shall not, and shall not permit any of its Subsidiaries to, (A) make or change any material Tax election other than in the ordinary course of business (provided that it is agreed and understood that an entity classification election pursuant to Treasury Regulation Section 301.7701-3, other than an initial classification election, shall be treated as not being made in the ordinary course of business), (B) file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, (C) compromise or surrender any material Tax refund or credit other than in the ordinary course of business or (D) change any material method of Tax accounting other than in the ordinary course of business, in each case of clauses (A) through (D) other than as required by Law;

(xvi)        shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate principal amount greater than Fifty Million Dollars ($50,000,000) other than pursuant to existing contractual obligations as of the date of this Agreement;

(xvii)      shall not, and shall not permit any of its Subsidiaries to, make, commit to make or authorize any capital expenditure or research and development expenditure, other than (A) capital expenditures associated with reimbursable commercial contracts where substantially all of the cost of such expenditures is billable to the customer and (B) capital expenditures and research and development expenditures in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000) per annum; and

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(xviii)     shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c)          Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to: (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any person; or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations), which in the case of clause (i) or (ii), in Parent’s reasonable opinion, would result in the failure to obtain any approvals of any Governmental Entity required in connection with the transactions contemplated hereby, including any Company Approval or any Parent Approval.

Section 5.2           Investigation.

(a)          The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, upon reasonable prior notice, during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would cause a violation of any Material Contract to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries.

(b)          Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement dated September 13, 2014, between the Company and Siemens AG (the “Confidentiality Agreement”).

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Section 5.3           No Solicitation.

(a)          Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) enter into or participate in any negotiations with any person (other than Parent and its Representatives) regarding, or furnish any nonpublic information or access to any person (other than Parent and its Representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement (whether written or oral, binding or nonbinding) providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)). The Company shall immediately cease any discussions or negotiations with any person with respect to an Alternative Proposal or potential Alternative Proposal and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement within the twenty four (24)-month period prior to the date of this Agreement in connection with any actual or potential Alternative Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives. The Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to clause (x), to the extent the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(b)          Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if the Company receives an Alternative Proposal prior to obtaining Company Stockholder Approval that did not result from a material breach of Section 5.3 which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, would reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are no less favorable in the aggregate to the confidentiality provisions of the Confidentiality Agreement (it being understood that such agreement need not have comparable standstill provisions) provided, that the Company shall substantially concurrently with the delivery to such Person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Parent, and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.

(c)          The Company will promptly (within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and shall, in any such notice to Parent, include copies of any written materials submitted in connection with such Alternative Proposal and indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter shall promptly (within twenty-four (24) hours) keep Parent reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

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(d)          Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw withhold, qualify or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to Section 5.3(b)) relating to any Alternative Proposal, (iii) approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or (iv) or make any recommendation or public statement in connection with a tender offer or exchange offer other than as expressly permitted by Section 5.3(e) (any of the foregoing actions in clauses (i) through (iv), a “Change of Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, in response to an unsolicited Alternative Proposal that did not result from a material breach of this Section 5.3, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, then the Board of Directors of the Company may: (x) effect a Change of Recommendation; and/or (y) cause the Company to terminate this Agreement and concurrently with such termination enter into a definitive agreement with respect such Superior Proposal (a “Company Acquisition Agreement”), provided that, prior to taking any such action: (A) the Company provides Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.3(b) (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, the three (3) business day period shall be extended for an additional three (3) business days after notification of such change in accordance with Section 5.3(b) and this Section 5.3(d) to Parent); (B) during the applicable period described in clause (A) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Board of Directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Recommendation in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the stockholders of the Company (including the benefits of the Merger to the Company or the stockholders of the Company), in either case that (A) is first occurring after the date hereof, (B) does not involve or relate to an Alternative Proposal or Parent or its affiliates, and (C) is not known and was not reasonably foreseeable to the Board of Directors of the Company as of the date hereof if, in each case: (x) the Company provides Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall include all material information with respect to any such events, changes, effects, developments, conditions or occurrences and a full description of the Company Board’s rationale for such action; (y) during such three (3) Business Day period described in clause (x), the Company considers and discusses in good faith with Parent and its Representatives any adjustments or modifications to the terms of this Agreement; and (z) at the end of the three (3) business day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

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(e)          Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that any such disclosure that constitutes or contains a Change of Recommendation shall be subject to the provisions of this Section 5.3(d) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation).

(f)          As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries owning, operating or controlling a Company Material Segment, (ii) the acquisition by any person of a business or assets (including any capital stock or other securities) that constitutes or includes twenty (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole (such business or assets, a “Company Material Segment”), (iii) the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Company Common Stock, or (iv) the acquisition by any person of one hundred percent (100%) of the capital stock of any Subsidiaries of the Company owning, operating or controlling a Company Material Segment.

(g)          As used in this Agreement “Superior Proposal” shall mean a written Alternative Proposal made by any person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, legal, regulatory, conditionality and other aspects of such proposal, provided, that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%)”.

(h)          The Board of Directors of the Company shall reaffirm publicly the Recommendation to the Company’s stockholders within ten (10) business days of Parent’s written request to do so, made at any time that an Alternative Proposal has been made to the Company and been publicly announced; provided, however, that the Board of Directors of the Company shall only be required to make such reaffirmation on one occasion with respect to any one Alternative Proposal (with each material amendment to the price or terms of such Alternative Proposal triggering one additional Parent right to request reaffirmation).

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Section 5.4           Proxy Statement; Company Meeting.

(a)          The Company shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and shall use all reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)          Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders, as promptly as reasonably practicable following the mailing of the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) (except that the Company shall be entitled to one (1) or more adjournments or postponements of the Company Meeting (not to exceed twenty (20) days in the aggregate) if it determines it is reasonably advisable to do so to obtain a quorum or to obtain the Company Stockholder Approval), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(c) and Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby; provided that no adjournment may be made to a date on or after three (3) business days prior to the End Date. Notwithstanding any Change of Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Company Meeting and (y) not submit any Alternative Proposal for approval by the stockholders of the Company.

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Section 5.5           Stock Options and Other Stock-Based Awards; Employee Matters.

(a)          Stock Options and Other Stock-Based Awards.

(i)          Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(ii)         At the Effective Time, each Company Equity Award granted under the Company Stock Plans, other than Company Stock Options (each, other than Company Stock Options, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(iii)        For Company Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of Shares underlying the Company Stock-Based Award for purposes hereof shall be determined by the Compensation Committee of the Board of Directors consistent with the terms of the applicable award agreement.

(iv)         The Compensation Committee of the Board of Directors of the Company shall make such adjustments and amendments to or make such determinations with respect to Company Stock Options and Company Stock-Based Awards to implement the foregoing provisions of this Section 5.5(a).

(v)          At the Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Option and Stock-Based Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Plans and Company Stock-Based Awards and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the Option and Stock-Based Consideration to such holders as promptly as practicable (but in no event later than three (3) business days) following the Effective Time.

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(b)          Employee Matters.

(i)          From and after the Effective Time, Parent shall honor all Company Benefit Plans and Company Foreign Plans and compensation arrangements and agreements in accordance with their terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries who continues in employment with Parent or one of its affiliates following the Effective Time (“Company Employees”) base salary compensation and employee benefits that are no less favorable, in the aggregate, than the base salary compensation and employee and welfare benefits provided to Company Employees immediately before the Effective Time. Parent shall or shall cause the Surviving Corporation to provide to any Company Employee (i) who qualifies as an “eligible employee” (within the meaning of the Dresser-Rand Company Severance Pay Policy (or the corresponding applicable policy providing substantially similar benefits to employees of any other Company Subsidiary) (collectively, the “Severance Plan”) and (ii) whose employment terminates in a manner that qualifies such eligible employee as a “participant” (within the meaning of the Severance Plan) during the one (1)-year period following the Effective Time, with severance benefits at the levels and pursuant to the terms of no less favorable than those provided under the Severance Plan as in effect as of the date of this Agreement.

(ii)         For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”) each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Old Plan (as defined below) in which such Company Employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, (A) Parent shall ensure that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

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(iii)        For a period of one (1)-year following the Effective Time, Parent agrees to continue or cause the Surviving Corporation to continue the Company’s retiree welfare programs, including medical prescription drugs and retiree life insurance programs (the “Company Retiree Welfare Programs”) on terms and conditions no less favorable, in the aggregate, than those in effect as of the Effective Time with respect to all Company Employees who (A) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (B) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs.

(iv)         Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(v)          The provisions of this Section 5.5(b) are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5(b), express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Parent or any of its affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5(b), express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of Parent or its affiliates to terminate the employment or other service relationship of any of the Company Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Company Employees, or (iii) deemed to obligate Parent or its affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 5.6           Efforts.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents, approvals or waivers from third parties, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company or any of their Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

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(b)          Without limiting the foregoing, and notwithstanding anything contained in this Agreement to the contrary, Parent agrees to use its best efforts, and to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any Regulatory Law (as hereinafter defined) that may be asserted by any Governmental Entity (through the head of the Governmental Entity or division thereof), so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date (as hereinafter defined)), including, but not limited to, (i) providing information, (ii) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust, proxy agreement, special security agreement, voting trust agreement or otherwise) such of Parent’s (or any of its affiliates’) assets, properties or businesses or of the Company’s (or any of its affiliates’) assets, properties or businesses to be acquired by Parent pursuant hereto, and the entrance into such other arrangements, in each case, as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated by this Agreement prior to the End Date; (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations, including entering into, or offering or committing to enter into any supply agreements involving Parent’s (or any of its affiliates’) or the Company’s products or restrictions on Parent’s (or any of its affiliates’) or the Company’s businesses requested by any Governmental Entity, in each case, as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity or effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement prior to the End Date; (iv) defending through litigation on the merits any claim asserted in court by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing from occurring prior to the End Date; and (v) taking, or causing to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the President of the United States, CFIUS, the United States Department of Defense (including the Defense Security Services), the United States Department of Energy, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby; provided, however, that nothing in this Section 5.6 shall require Parent to commit to or effect any action or agreement that is not conditioned upon the consummation of the transactions contemplated hereby. The Company shall not, without Parent’s prior written consent, agree to stay, toll or extend any applicable waiting period under any Regulatory Law, or discuss or commit to any of the actions or agreements in Section 5.6(b)(ii) or (iii) above, or discuss or commit to alter its businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

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(c)          In furtherance and not in limitation of the covenants contained in this Section 5.6, the Company and Parent shall (i) as promptly as reasonably practicable after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Subject to the foregoing, Parent shall (a) control and lead all actions and strategy related to Regulatory Laws and litigation matters relating to Regulatory Laws, including all dealings with any Governmental Entity, (b) make all final determinations as to the appropriate course of action with respect to Regulatory Laws and Governmental Entities, and shall control and lead all communications related to Regulatory Laws and litigation matters relating to Regulatory Laws unless agreed otherwise as circumstances may dictate and as necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity or effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement prior to the End Date; provided that, notwithstanding anything to the contrary in this Agreement, the process for obtaining CFIUS approval shall be managed jointly by Parent and Company, Parent and Company shall jointly make all final determinations as to the appropriate course of action and all communications and filings (including, a withdrawal of submission) to and with CFIUS shall be jointly coordinated between Parent and Company. However, Parent shall make final determinations concerning agreements and undertakings to be entered into with CFIUS. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. As promptly as reasonably practicable following the date of this Agreement, Parent and Company shall (a) arrange a meeting with CFIUS, (b) submit a draft joint voluntary notice to CFIUS and (c) submit a final joint voluntary notice to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended. Each of Parent and the Company shall respond to any request for information from CFIUS in the timeframe set forth in the CFIUS regulations, 31 C.F.R. Part 800; provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to 31 CFR § 800.403(3) to respond to CFIUS requests for follow-up information, provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice filed by the parties or modifies the time for CFIUS review or investigation.

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(d)          Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(e)          For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Defense Production Act of 1950, as amended, the International Traffic in Arms Regulations (“ITAR”), applicable requirements of the National Industrial Security Program, the Export Administration Regulations, the embargoes and restrictions administered by the United States Office of Foreign Assets Control and any Executive Orders of the President regarding embargoes and restrictions on trade with designated countries, entities and persons, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate the business or operations of the Company or its Subsidiaries or (iii) protect the national security or the national economy of any nation.

Section 5.7           Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8           Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

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Section 5.9           Indemnification and Insurance

(a)          Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b)          Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)          For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

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(d)          Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)          The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)          If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10         Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11         No Closures. Parent covenants and agrees that, during the three (3)-year period immediately following the Closing Date (the “Restriction Period”), it shall not close and it shall cause to not be closed, and it shall cause operations, productions, manufacturing or other similar activities to not permanently cease, or be suspended for or materially reduced during any extended period (any such action, a “Closure”), at any European Plant, except where such Closure is required by Regulatory Laws. For the avoidance of doubt, in the event Parent is required to sell, divest or dispose of any European Plant as a result of Parent’s obligations as set forth in Section 5.6, Parent shall use reasonable efforts to have the acquirer of such European Plant (as a condition to such sale, divestiture or disposition) agree to and be bound by substantially similar obligations with respect to Closures as set forth in this Section 5.11. For purposes of this Agreement, “European Plant” shall mean any material manufacturing plant and any other similar material facilities of the Company or any of its Subsidiaries that (i) is in existence on the date hereof, (ii) is located in Europe, (iii) manufactures or otherwise produces any products or goods manufactured, sold or distributed by the Company or any of its Subsidiaries as of the date hereof.

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Section 5.12         Shareholder Litigation. The Company shall not settle any shareholder litigation against the Company and/or its directors relating to the this Agreement, the Merger or the other transactions contemplated by this Agreement without Parent’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) such settlement is expressly permitted by Section 5.12 of the Company Disclosure Schedule) and (c) to the extent such parties are named in such litigation, such settlement includes an express, complete and unconditional release of Parent, its subsidiaries and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable.

Section 5.13         FIRPTA Certificate. If reasonably requested by Parent in writing at least forty-five (45) days prior to the Closing, the Company shall use reasonable efforts to determine whether the shares of Company Common Stock constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code). If the Company determines that the shares of Company Common Stock do not constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code), the Company shall deliver to Parent a certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) and a notice satisfying the requirements of Treasury Regulation Section 1.897-2(h), in each case dated as of the Closing Date, signed by a responsible officer of the Company.

Section 5.14         Assistance with Outstanding Company Indebtedness. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the Company’s Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with (i) the redemption of the Company’s outstanding 6.50% Senior Subordinated Notes Due 2021 (the “Notes”) at or after the Closing, (ii) an offer by the Company, and any related consent solicitation, conditioned upon the Closing, to purchase any or all of the Notes and (iii) the repayment at or immediately after the Closing of all amounts outstanding under the Company’s First Amended and Restated Credit Agreement dated June 27, 2014 (as amended, modified or replaced in accordance with Section 5.1(b)(ix), the “Credit Agreement”), including in each case, as applicable, by providing payoff letters, consents, officer’s certificates and opinions of counsel as may be reasonably required to effect such redemption and repayment or offer and to obtain a full release of all assets and capital stock of the Company and Subsidiaries as may have been pledged in connection with the Credit Agreement or the Notes. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 5.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the foregoing.

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Section 5.15         Rights Plan.

(a)          The Company will file on the date hereof (or, if the date hereof is not a business day, on the immediately succeeding business day) with the Secretary of State of the State of Delaware pursuant to the provisions of Sections 103 and 151 of the DGCL a certificate of designation in respect of the Company Preferred Stock relating thereto, in the form made available to Parent and its counsel as of the date of this Agreement and with only such changes as reasonably requested by the rights agent and that would not adversely impact Parent or its Subsidiaries or affiliates (the “Certificate of Designation”). The Company will distribute the Rights (as defined in the Rights Plan) as promptly as practicable following the date hereof to holders of record as of such date. The Company shall not, without Parent’s prior written consent, amend or waive any provision of the Rights Plan or redeem any of the Rights issued under the Rights Plan; provided, however, that the Company Board may amend or waive any provision of the Rights Plan or redeem such Rights to the extent that: (i) (A) the Company Board determines in good faith, after having consulted with the its outside legal counsel, that the failure to amend such Rights Plan, waive such provision or redeem such Rights would be reasonably likely to result in a breach of its fiduciary duties under applicable Law and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least three (3) business days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.

(b)          Except as provided in Sections 3.20 and 5.15(a), the Company shall not enter into or adopt any “poison pill” or similar stockholder rights plan.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a)          The Company Stockholder Approval shall have been obtained.

(b)          No injunction by any court or other tribunal of competent jurisdiction that prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c)          All approvals and the expirations or terminations of waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act and under the Regulatory Laws of the jurisdictions listed on Section 6.1(c) of the Company Disclosure Schedules, or any other jurisdiction in respect of which the Parties mutually agree that, due to change in Law: (i) a notification and approval or observation of waiting period is required under the Regulatory Laws of such jurisdiction and (ii) such notification and approval or observation of waiting period should be a condition to consummation of the Merger; provided however, that this Section 6.1(c) shall not limit the determination by the parties of those jurisdictions in which filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, or the obligations of the parties to make timely filings pursuant to Section 5.6(c).

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(d)          The CFIUS Approval shall have been obtained. For the purposes of this Agreement, “CFIUS Approval” means Parent and the Company shall have received (a) written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by this Agreement has been concluded; and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, and advised that action under said Section 721, and any investigation related thereto, has been concluded with respect to such transaction; (b) CFIUS has concluded that the transaction is not a covered transaction and not subject to review under applicable Law; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

Section 6.2           Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)          (i) the representations and warranties of Parent and Merger Sub set forth herein that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth herein that are not qualified by a “Parent Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(b)          Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)          Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3           Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

(a)          (i) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b) and 3.2(d)(ii)) set forth herein that are qualified by a “Company Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b) and 3.2(d)(ii)) set forth herein that are not qualified by a “Company Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and (iii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b) and 3.2(d)(ii) shall be true and correct in all but de minimis respects.

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(b)          The Company shall have, and shall have caused its Subsidiaries to have, in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it or its Subsidiaries prior to the Effective Time.

(c)          The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4           Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement (including Section 5.6).

ARTICLE VII

TERMINATION

Section 7.1           Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)          by the mutual written consent of the Company and Parent;

(b)          by either the Company or Parent if (i) the Effective Time shall not have occurred on or before December 31, 2015 (the “End Date”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before such End Date;

(c)          by either the Company or Parent if an injunction shall have been entered by a Governmental Entity or a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently restrain, enjoin, suspend or otherwise prohibit the consummation of the Merger and such injunction shall have become final and non-appealable or such decision has become final; provided that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(c) unless such party has used its best efforts to remove such injunction and, provided, further, neither party may terminate this Agreement pursuant to this Section 7.1(c) unless it is in material compliance with its obligations under Section 5.6;

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(d)          by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e)          by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.3);

(f)          by Parent, if the Company shall have (i) breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (y) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; or (ii) materially breached any of its obligations under Section 5.3, which breach results in an Alternative Proposal (provided, however, in each case that Parent is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.2);

(g)          by the Company, prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a Company Acquisition Agreement in accordance with Section 5.3(d); and

(h)          by Parent, in the event that the Board of Directors of the Company has (i) failed (A) to make the Recommendation or (B) at all times to include the Recommendation in the Proxy Statement or (ii) effected a Change of Recommendation, whether or not permitted by the terms hereof.

(i)          In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Section 7.2 and Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company or Parent to the other except (i) subject to Section 7.2(c), liability arising out of a willful breach of a covenant or other obligation set forth in this Agreement or as provided for in the Confidentiality Agreement, in which case all rights and remedies available at Law or in equity shall be available, and (ii) as provided in Section 7.2.

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Section 7.2           Termination Fees.

(a)          Notwithstanding any provision in this Agreement to the contrary, if (i) (A) after the date of this Agreement and prior to the termination of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is made, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(f), and, in the case of a termination by Parent or the Company pursuant to Section 7.1(d), such Qualifying Transaction was publicly proposed and not withdrawn on or prior to the tenth (10th) business day prior to the date of the Company Meeting and (C) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for any Qualifying Transaction shall have been entered into, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of Two Hundred Million Dollars ($200,000,000) in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clause (i) above, upon execution of the definitive agreement providing for the Qualifying Transaction, or in the case of clause (ii) above, concurrently with the termination by the Company pursuant to Section 7.1(g) or within two (2) business days after termination by Parent pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)          Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.3(a) and Section 6.3(b) have been satisfied, other than, in the case of Section 6.1(b) or Section 6.1(d), for the failure to be satisfied resulting from a proceeding brought by a Governmental Entity or a decision issued or promulgated by CFIUS or the President of the United States, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(c) as the result of a proceeding brought by a Governmental Entity or a decision issued or promulgated by CFIUS or the President of the United States, then in any such case Parent shall, upon a request from the Company, pay to the Company a fee of Four Hundred Million Dollars ($400,000,000) in cash (the “Parent Termination Fee”) in accordance with this Section 7.2(b), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion. The Parent Termination Fee shall be paid to the Company promptly following the Company’s request after termination of this Agreement by the Company or Parent upon the circumstances described in this Section 7.2(b) (and in any event not later than two (2) business days after delivery to Parent of notice of request for payment).

(c)          Notwithstanding anything to the contrary in this Agreement, in the event: (i) the Company requests payment by Parent of the Parent Termination Fee pursuant to Section 7.2(b) and Parent pays such Parent Termination Fee, payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and none of Parent, its Subsidiaries or any of their affiliates shall have any liability to the Company or its Subsidiaries or affiliates or any other person in the event of termination of this Agreement and (ii) Parent requests payment by the Company of the Company Termination Fee pursuant to Section 7.1(a) and the Company pays such Company Termination Fee, payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent and none of Company, its Subsidiaries or any of their affiliates shall have any liability to Parent or its Subsidiaries or affiliates or any other person in the event of termination of this Agreement.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1           No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance after the Effective Time, including the covenants and agreements contained in Section 5.5(b), 5.9 and 5.11, and this Section 8.1, shall survive the Effective Time.

Section 8.2           Expenses. Except as set forth in Sections 5.9(b) and 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided that, except to the extent provided in the last sentence of Section 2.2(b)(ii), the Company shall be responsible for any Taxes imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

Section 8.3           Counterparts; Effectiveness. This Agreement may be executed in two (2) or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4           Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5           Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 8.6           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7           Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Siemens Energy, Inc.

4400 N Alafaya Trail

Orlando, FL 32826-2399

Fax: :      (407) 736-5838

Attention:       General Counsel

with copies to:

Siemens Aktiengesellschaft

Postbox 32 20

91050 Erlangen

Attention:         General Counsel

Facsimile:         49 (9131) 18-2512

and

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Fax: (212) 751-4864
Attention: Jörg Kirchner, LL.M.

M. Adel Aslani-Far, Esq.
Eli G. Hunt, Esq.

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To the Company:

Dresser-Rand Group Inc.

West8 Tower Suite 1000
10205 Westheimer Rd
Houston, TX 77042
Fax: (713) 354-6110
Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax: (212) 403-2000
Attention: Daniel A. Neff, Esq.

Gregory E. Ostling, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent and Merger Sub may assign their rights or obligations hereunder to any affiliate; provided, further, that no such assignment shall relieve the Parent or Merger Sub from any of their obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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Section 8.10         Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a) and 5.9, in each case from and after the Closing, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to the provisions of Article VII, Parent and Merger Sub expressly acknowledge and agree that, prior to the Effective Time, the Company shall have the right, on behalf of its stockholders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration in the event of any breach of this Agreement by Parent or Merger Sub.

Section 8.11         Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12         Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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Section 8.14         Definitions.

(a)          References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership); provided that (x) a representation or warranty herein made by a person with respect to its Subsidiaries, shall also be deemed to be a representation by such person with respect to the entities set forth in Section 8.14(a) of the Company Disclosure Schedule (the “Specified Subsidiaries”) (but such representation or warranty shall be deemed to be qualified by such first person’s knowledge), and (y) a covenant herein relating to a person’s Subsidiaries, shall also be deemed an obligation of such person to exercise (and to cause its Subsidiaries to exercise) any available rights to cause any Specified Subsidiary to comply with such covenant. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City, Houston, Texas or Munich, Germany are authorized by Law or executive order to be closed. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

2008 Company Stock Plan	Section 3.2(a)
Action	Section 5.9(b)
Additional Consideration Date	Section 2.1(a)
Additional Per Share Consideration	Section 2.1(a)
affiliates	Section 8.14(a)

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Agreement	Preamble
Alternative Proposal	Section 5.3(f)
Book-Entry Shares	Section 2.2(a)
business day	Section 8.14(a)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
CFIUS	Section 3.3(b)
Change of Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Closure	Section 5.11
Code	Section 2.2(b)(iii)
Company	Preamble
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employees	Section 5.5(b)(i)
Company Foreign Plan	Section 3.9(a)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.18(a)
Company Material Segment	Section 5.3(f)
Company Meeting	Section 5.4(b)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company Retiree Welfare Programs	Section 5.5(b)(i)
Company SEC Documents	Section 3.4(a)
Company Stock Option	Section 5.5(a)(i)
Company Stock Plans	Section 3.2(a)
Company Stock-Based Award	Section 5.5(a)(ii)
Company Stockholder Approval	Section 3.17
Company Termination Fee	Section 7.2(a)
Confidentiality Agreement	Section 5.2(b)
Control Section 8.14(a)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Environmental Law	Section 3.8(a)(v)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(c)
European Plant	Section 5.11
Exchange Act	Section 3.3(b)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.4(b)

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Governmental Entity	Section 3.3(b)
Hazardous Substance	Section 3.8(c)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.9(b)
Intellectual Property	Section 3.15
knowledge	Section 8.14(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.3(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.5(b)(ii)
Old Plans	Section 5.5(b)(ii)
Option and Stock-Based Consideration	Section 5.5(a)(ii)
Option Consideration	Section 5.5(a)(i)
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	Section 4.1
Parent Termination Fee	Section 7.2(b)
Paying Agent	Section 2.2(a)
Permits	Section 3.7(b)
Permitted Lien	Section 3.3(c)
person	Section 8.14(a)
Proxy Statement	Section 3.12
Qualifying Transaction	Section 7.2(a)
Recommendation	Section 3.3(a)
Regulatory Law	Section 5.6(e)
Representatives	Section 5.2(a)
Restriction Period	Section 5.11
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Share	Section 2.1(a)
Subsidiaries	Section 8.14(a)
Superior Proposal	Section 5.3(g)
Surviving Corporation	Section 1.1
Tax Return	Section 3.13(b)
Taxes	Section 3.13(b)
Termination Date	Section 5.1(a)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEMENS ENERGY, INC.

By:	/s/ Randy Zwirn
Name: Randy Zwirn
Title: President and Chief Executive Officer

By:	/s/ Steven Conner
Name: Steven Conner
Title: Vice President and Chief Financial Officer

DYNAMO ACQUISITION CORPORATION

By:	/s/ Randy Zwirn
Name: Randy Zwirn
Title: President

By:	/s/ Steven Conner
Name: Steven Conner
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DRESSER-RAND GROUP INC.

By:	/s/ Vincent R. Volpe Jr.
Name: Vincent R. Volpe Jr.
Title: President and Chief Executive Officer